                                                                      EXHIBIT 12



                       RATIO OF EARNINGS TO FIXED CHARGES*


                                                                                FISCAL YEAR
                                                            -----------------------------------------------------------
                                                              1993         1994         1995        1996         1997
                                                            -------     -------     --------      --------      -------
                                                                              (dollars in thousands)
Income before income taxes
     and extraordinary items                                $11,135     $ 2,158     $(25,443)     $(16,778)     $11,986
Fixed charges:
     Interest expense                                         9,919      13,895       16,599        14,843       13,893
Amortization of debt expense                                    639         535          575           582          606
Interest component of rent expense                              397         148           --            --           --
                                                            -------     -------     --------      --------      -------
         Total fixed charges                                $10,955     $14,578     $ 17,174      $ 15,425      $14,499
                                                            =======     =======     ========      ========      =======
Income before income taxes, extraordinary
     items and fixed charges                                $22,090     $16,736     $ (8,269)     $ (1,353)     $26,485
                                                            =======     =======     ========      ========      =======
Ratio of earnings to fixed charges                             2.02x       1.15x       (0.48)x       (0.09)x       1.83x
                                                            =======     =======     ========      ========      =======


*For purposes of calculation of earnings to fixed charges, earnings consist of income before income taxes and extraordinary items, plus fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt expenses and the estimated interest component of rent expense.